                                   Exhibit 8


                              September 30, 1998

Berkeley Farms, Inc.
25500 Clawiter Rd.
Hayward, CA 94545

     Re:  Merger of Berkeley Farms, Inc. into BFD Acquisition Co.
          -------------------------------------------------------

Gentlemen:

     We have acted as tax counsel to Berkeley Farms, Inc., a California corporation ("Berkeley Farms"), in connection with the merger (the "Merger") of Berkeley Farms into BFD Acquisition Co., a California corporation ("Merger Sub"), which is a wholly-owned subsidiary of Dean Foods Company, a Delaware corporation ("Dean"). The foregoing transaction is described in detail in the Registration Statement on Form S-4 addressing this transaction filed with the Securities and Exchange Commission on September 30, 1998 (the "Registration Statement") and the proxy statement/prospectus included therein (the "Proxy Statement/Prospectus") to be furnished to the shareholders of Berkeley Farms in connection with the Merger. You have requested our opinion, as tax counsel to Berkeley Farms, concerning certain federal income tax matters associated with the Merger.

     In connection with this opinion, we have examined (i) the Agreement and Plan of Merger among Dean, Berkeley Farms, BFD and the shareholders of Berkeley Farms party thereto dated September 14, 1998 (the "Merger Agreement"), (ii) the proposed Indemnification Escrow Agreement among Dean, BFD, the former shareholders in Berkeley Farms through their agent Ronald Hufft, Esq., and Harris Trust and Savings Bank included with the Registration Statement, (iii) the Registration Statement, (iv) the Proxy Statement/Prospectus, and (v) such other documents and such legal authorities as we have deemed relevant for purposes of expressing such an opinion. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Registration Statement.

     Subject to the limitations, qualifications, assumptions and caveats set forth in the description contained in the Registration Statement under the heading "Federal Income Tax Consequences" (the "Tax Discussion"), we confirm that the Tax Discussion sets out our opinion on those issues for which an opinion is expressly attributed to us; provided, however, that we express no opinion as to the truth or accuracy of any factual statements contained in the Tax Discussion.

      Our opinion may not be relied upon except with respect to those items specifically discussed in the Tax Discussion. In particular, no opinion is expressed (i) as to any transaction other than the Merger as described in the Registration Statement or (ii) as to the Merger if it is not consummated in the manner described therein. By rendering our opinion, we undertake no responsibility to advise you of any developments after the date of our opinion in the application or interpretation of the federal income tax laws.

      Our opinion has been delivered to you in connection with your consideration of the Merger and for the purpose of inclusion as an Exhibit to the Registration Statement. Our opinion may not be distributed or otherwise made available to any other person or entity without our prior written consent. However, we consent to the reference to our opinion under the headings "Federal Income Tax Consequences" and "Legal Opinions" in the Registration Statement.


                          Very truly yours,

                          VENTURE COUNSEL ASSOCIATES, LLP


                          By: